Exhibit 99.19

Advertising Revenue Dramatically Increases on Pazoo.com Generating a Gross Profit for the First Time With the Implementation of State of the Art Technology

CEDAR KNOLLS, NJ -- (Marketwired) -- 06/26/13 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) reports that advertising revenue experienced a dramatic increase over the past week as state of the art technology was being implemented. www.pazoo.com is now generating more revenue from ad sales on a daily basis than the cost of all advertising and other expenses incurred to drive traffic to the website.

This new technology is extremely efficient in delivering ads, placement of the ads, and provides a cascading system of ads on the website. This technology also opens Pazoo.com up to an open market creating an open bidding process for placement and bringing the highest potential fill rate of ads on the site. Now that www.pazoo.com is generating a gross profit, the broad ranging media and social network campaign that was recently started will be ramped up in a more aggressive way in an attempt to bring Pazoo, Inc. to profitability as planned by the end of the third quarter of 2013.

CEO of Pazoo, Inc., David Cunic stated, "We now have a proven business model that just needs to be scaled up for the overall company to reach profitability. We will continue to take steps to increase and improve the content on the site. Also, we now have plans in place to roll out new mobile app services for not only current information but also for new products, content and services that will be added to www.pazoo.com. Collectively, these new services will first and foremost make Pazoo.com the premier health and wellness community world wide, but also will help us to improve our gross profit margins and attain our ultimate goal of profitability and create shareholder wealth."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.

Released June 26, 2013